SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Sec. 240.14a-12
Franklin Limited Duration Income Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
[X]               No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
[  ]               Fee paid previously with preliminary proxy materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
____________________________________________________________
2) Form, Schedule or Registration Statement No.:
____________________________________________________________
3) Filing Party:
____________________________________________________________
4) Date Filed:
____________________________________________________________

[FRANKLIN LETTERHEAD]

[DATE]

Dear Shareholder:

We recently sent you proxy materials and a WHITE proxy card informing you that a dissident shareholder, Saba Capital Management, L. P. ("Saba"), is targeting your fund, the Franklin Limited Duration Income Trust (the "Fund"), at the Fund's upcoming shareholder meeting on October 28, 2016. We also told you that we would periodically update you and tell you the truth about the Fund's proxy fight against Saba.

We are contacting you again to urge you to return the enclosed WHITE proxy card, voting FOR the re-election of our three experienced trustees and voting AGAINST Saba's shareholder proposal, which we firmly believe would damage or destroy your Fund. Below is some important information about your Fund, and Saba's real objectives in targeting your Fund.

1.	Saba is a hedge fund that has targeted your Fund for its own gain.

Saba is a hedge fund that has been targeting closed-end funds and strong-arming them into initiating tender offers, open-ending or liquidating, so that Saba can realize one-time gains for itself and its investors to the detriment of the remaining closed-end fund shareholders. Like any other corporate raider, they hit quick, cash out, and run away, destroying investment value for the shareholders left behind.

2.	Saba is using stale data and half-truths to promote their self-serving agenda that will harm the Fund and its longer-term investors.

Saba is pursuing its own self-serving agenda to squeeze profitability out of the Fund, cashing out on a one-time gain for itself and its investors. They are trying to manipulate you with stale data and half-truths into voting for their three trustee nominees and for their fund-busting proposal. Saba's proposal attempts to pressure the Fund to conduct an unlimited tender offer, which could significantly drain the Fund's assets, or else liquidate or convert into an open-end fund, which could permanently damage or destroy the Fund.  Saba's take-the-money-and-run agenda would leave remaining Fund shareholders with a severely impaired investment that may not be able to continue as a closed-end fund.

3.	Saba's agenda will force the Fund to abandon its successful long-term strategies and potentially liquidate at fire sale prices.

First, your Board and senior management promise to fight vigorously for all shareholders to ensure your investment is protected. Even though Saba's nominees, if elected, would only have 3 out of 9 Board seats, we expect that they would push for Saba's shortsighted and self‑serving agenda, distracting the Board from focusing on achieving your Fund's investment goal of providing investors with high current income and capital appreciation.

Second, history shows that when closed-end funds are forced to initiate large self-tenders, they run a high risk of having to liquidate assets in a "fire sale." Your Fund may be forced to sell strategic investments at a disadvantageous time, including reducing its leverage, which is a valuable management tool to enhance the Fund's total returns. If your Fund is forced into a fire sale of its strategic assets, it would likely reduce the value of your investment, limit your Fund's future earnings, and increase your Fund's expense ratio. The bottom line is that Saba's agenda would be extremely damaging to the Fund, and you should not trust what they are telling you.

4.	Saba is not telling you the truth about the Fund's discount and performance.

Saba is trying to pass off last year's performance as if it were still current, meanwhile completely ignoring that your Fund has generated calendar year-to-date returns of a positive 17.45% at market price1 and positive 9.55% at NAV2 as of August 31, 2016. Saba is also trying to scare you into believing that the Fund's discount to NAV is "excessive" by making apples-to-oranges comparisons to an unrepresentative universe of all closed-end funds. The truth is that a significant majority (76%) of taxable fixed income closed‑end funds is trading at a discount,3 and the Fund's discount has been under 10% for most of the year.4 We believe the current discount is largely attributable to the current low short‑term interest rate environment and has nothing to do with the Fund's core investment strategies.

5.	Management believes the Fund is well positioned to meet its goals and yours in the short term and long term.

The Fund's investment goal is to provide high current income, with a secondary objective of capital appreciation, through a unique strategy of investing in high-yield corporate bonds, floating rate corporate loans, and mortgage- and other asset-backed securities.  As a closed-end fund, the Fund is able to use leverage to enhance returns, and currently provides an attractive 12‑month yield of 5.71%, compared, for example, with the 1.58% yield for 10-year Treasury Bonds.5 We believe that the Fund is well positioned to continue meeting its investment goal in the short term and the long term. Saba's hit-and-run agenda would essentially destroy the Fund's ability to meet its investment goal as a closed-end fund, which is why your Board adamantly opposes Saba's nominees and proposal.

[1]	Assumes reinvestment of distributions based on the dividend reinvestment plan. Performance data represents past performance, which does not guarantee future results. Current performance may differ from figures shown.
[2]	Assumes reinvestment of distributions based on NAV (net of fund expenses). See the Fund's annual report for full information on expenses. Performance data represents past performance, which does not guarantee future results. Current performance may differ from figures shown.
[3]	Source: Morningstar Direct. Includes available data for 152 taxable fixed income closed-end funds as of August 31, 2016 with a median discount of 5.81%.
[4]	As of August 31, 2016.
[5]	Data as of August 31, 2016.

6.	The Board's measured discount reduction program has been and will continue to be effective in reducing the Fund's discount to NAV.

The Board believes its responsible and well-balanced discount reduction program can effectively reduce the Fund's discount while enabling the Fund to continue achieving its investment goals. In fact, the Fund's discount has been below 10% for most of this year. This stands in stark contrast to Saba's "scorched earth" approach, which will almost certainly shut down the Fund. Because the Board believes that the Fund remains viable as a closed-end fund, it would never recommend such drastic and wasteful measures as those proposed by Saba.

7.	You can help protect your investment and defend the Fund from this dissident hedge fund by returning the enclosed WHITE proxy card now.

We need your help. It is critical that you send a strong message to Saba by voting the enclosed WHITE management proxy card FOR your Fund's nominees and AGAINST Saba's proposal.

Thank you for your continued loyalty and support.

Sincerely,

/s/Rupert H. Johnson, Jr.
RUPERT H. JOHNSON, JR.
CHAIRMAN OF THE BOARD
BOX:

•	Please do not return Saba's Gold proxy card, even to vote against Saba's nominees, as this will cancel out any WHITE proxy card for the Fund that you have previously returned.
•	If for any reason you have already voted using Saba's Gold proxy card, you have the right to change your vote by signing, dating and mailing back the Fund's WHITE proxy card.
•	Your broker cannot vote your shares on your behalf. In order for your voice to be heard, you must take action by signing, dating, and mailing the Fund's WHITE proxy card.
•	If you have any questions regarding the shareholder meeting or voting, please call the Fund's proxy solicitor, D.F. King, toll free at (800) 431-9642.

CLOSED-END FUND PROXY FACT SHEET FOR: FRANKLIN LIMITED DURATION INCOME TRUST

ANNUAL MEETING IMPORTANT DATES		ANNUAL MEETING LOCATION
Record Date	AUGUST 29, 2016	OFFICES OF FRANKLIN TEMPLETON INVESTMENTS ONE FRANKLIN PARKWAY, BUILDING 920 SAN MATEO, CALIFORNIA 94403
Mail Date	SEPTEMBER 14, 2016
Meeting Date	OCTOBER 28, 2016 @ 2:00 PM PDT
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	FTF	Inbound Line	1-800-431-9642
Cusip Number	SEE PAGE 6	Website	www.franklintempleton.com
Shareholders are urged to vote only using Management's WHITE proxy card to vote for your Fund's Board Member Nominees and Vote Against the Shareholder Proposal.

What are shareholders being asked to vote on?
1.	Election of Three Nominees for Trustee

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION - "FOR" THE FUND'S NOMINEES

2.	Proposal 2: A shareholder proposal put forth by a dissident hedge fund, which seeks to significantly damage or destroy the ability of the Fund to operate as a closed-end fund.

BE IT RESOLVED, that the shareholders of Franklin Limited Duration Income Trust (the "Fund"), requests that the Board of Trustees (the "Board") consider authorizing a self-tender offer for all outstanding shares of the Fund at or close to net asset value ("NAV"). If more than 50% of the Fund's outstanding shares are submitted for tender, the tender offer should be cancelled and the Board should take the steps necessary to liquidate or convert the Fund into an open-end mutual fund.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION - "AGAINST" THE SHAREHOLDER PROPOSAL
What's happening?
The Fund's nominees, each of whom is a current Trustee of the Fund, are Harris J. Ashton, Edith E. Holiday, and John B. Wilson. These nominees have significant experience managing the Fund. Each of the Fund's nominees for Trustee is also on the boards of other open-end and closed-end funds in the Franklin Templeton Investments complex and has substantial corporate and/or government professional experience.
A dissident hedge fund has announced its intention to elect three nominees to the Board of Trustees of the Fund. In contrast to the Fund's nominees, the dissident nominees are unfamiliar with the Fund and have no experience as directors of closed-end funds. The dissident hedge fund has put forth Proposal 2, which seeks to significantly damage or destroy the ability of the Fund to operate as a closed-end fund. The Board believes that this proposal advances the self-serving goals of the dissident hedge fund, and is not in the best interests of all of the Fund's shareholders.

What should I do with other proxy cards I receive?

The Board urges shareholders to vote the Fund's WHITE proxy card and discard the gold proxy card you may receive from the dissident hedge fund. If you have already sent back the gold proxy card, you can still change your vote – by promptly completing, signing, dating and returning the enclosed WHITE proxy card, which will replace the gold proxy card you previously completed. Please do not send back the gold proxy card you may receive from the dissident hedge fund, even to withhold votes from the dissident hedge fund's nominees because doing so will cancel out your prior vote on the enclosed Fund's WHITE proxy card.

PROPOSAL 1: Election of Three Nominees for Trustee
NAME OF FUND'S NOMINEE	YEAR OF BIRTH	TRUSTEE SINCE
1) Harris J. Ashton	1932	2003
2) Edith E. Holiday	1952	2005
3) John B. Wilson	1959	2006

Who are the Fund's Nominees?
The Fund's nominees, each of whom is a current Trustee of the Fund, are Harris J. Ashton, Edith E. Holiday, and John B. Wilson. These nominees have significant experience managing the Fund. Harris J. Ashton has been a Trustee since the Fund was launched in 2003, and Edith E. Holiday and John B. Wilson have been Trustees since 2005 and 2006, respectively. Each of the Fund's nominees for Trustee is also on the boards of other open-end and closed-end funds in the Franklin Templeton Investments complex and has substantial corporate and/or government professional experience.
The Fund's nominees, together with other Trustees on the Board, are focused on honoring their fiduciary obligations and creating sustainable value for all shareholders by achieving the Fund's goal of providing investors with high, current income, with a secondary objective of capital appreciation.
What are the steps the Board, including the Fund's nominees, have taken to address the Fund's discount?
Under their leadership, the Fund has generated competitive performance on both an absolute and relative basis. Moreover, they continue to address the Fund's performance, and in particular, its current discount to net asset value as evidenced by the discount-narrowing program the Fund publicly outlined in April 2016 and shared with all Fund investors. Your Board is taking these steps in a way that ensures that your Fund operates in a responsible manner to protect and advance the interests of all shareholders, and not just a select few whose interests are in direct contrast to the Fund's long-term objectives.
Who are the dissident nominees?
The dissident nominees have been put forth by the dissident hedge fund.  They are unfamiliar with the Fund and have no experience as directors of closed-end funds. The dissident hedge fund has put forth Proposal 2, which seeks to significantly damage or destroy the ability of the Fund to operate as a closed-end fund. Your Fund's Board believes that this proposal advances the self-serving goals of the dissident hedge fund, and is not in the best interests of all of the Fund's shareholders.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

PROPOSAL 2: BE IT RESOLVED, that the shareholders of Franklin Limited Duration Income Trust (the "Fund"), requests that the Board of Trustees (the "Board") consider authorizing a self-tender offer for all outstanding shares of the Fund at or close to net asset value ("NAV"). If more than 50% of the Fund's outstanding shares are submitted for tender, the tender offer should be cancelled and the Board should take the steps necessary to liquidate or convert the Fund into an open-end mutual fund.
Why are Shareholders being urged to vote "Against" this Proposal?
Your Board unanimously opposes the Shareholder Proposal because the Board believes it could adversely affect the Fund's investment performance to the detriment of the Fund's investors. Moreover, the dissident hedge fund's Shareholder Proposal would needlessly waste Fund resources, impair the Fund's ability to continue to execute its investment strategy, and potentially result in the Fund's termination.
Why does the Board believe that retaining the closed-end fund structure is in the best interests of shareholders?
The Board believes that it is in your best interests for the Fund to retain its current structure as a closed-end fund. This enables it to use leverage to pursue its unique investment strategy and has allowed the Fund to deliver competitive market returns and an attractive yield. Your Fund's performance at market price and net asset value has been consistently competitive, both in absolute terms and relative to its benchmark indices and its broad-based Lipper peer group. Please refer to page 20 of the proxy statement you received in the mail for more performance information.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

How would approval of the Shareholder Proposal negatively impact the Fund?
Under the dissident hedge fund's Shareholder Proposal, the Fund would not be able to provide the same benefits to shareholders as it would be forced to conduct an unlimited tender offer, followed by a possible liquidation or conversion into an open-end fund. Any such tender offer could create a tax liability for shareholders who sell their shares, and the termination or conversion of the Fund into an open-end fund would severely impair its ability to produce value for its investors. The Shareholder Proposal only benefits opportunistic shareholders like the dissident hedge fund, who will "take the money and run" at the expense of remaining shareholders. In contrast, the Board has announced meaningful and responsible steps to directly address the Fund's discount to NAV for the benefit of all shareholders.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

How has the Fund performed?

Your Fund's performance at market price and net asset value has been consistently competitive, both in absolute terms and relative to its benchmark indices and its Lipper peer group. Please refer to page 20 of the proxy statement you received in the mail for more information.  For example, the Fund has generated calendar year-to-date returns of a positive 17.45% at market price and postitive 9.55% at NAV as of August 31, 2016.1
How does the Fund's discount compare to closed-end funds in its peer group?
As with most other closed-end funds, the market price of the Fund's shares is often lower than the Fund's net asset value per share. That is, the Fund's shares often trade at a discount. Currently, a significant majority (76%) of taxable fixed income closed-end funds is trading at a discount.2 The Fund has had a single digit discount to net asset value for most of the year (as of August 31, 2016). In fact, at times your Fund's shares have traded at a premium. Moreover, your Fund's Board has publicly announced meaningful steps to directly address the Fund's discount to net asset value.
Can you provide me with additional information on the Discount Narrowing Program?
As announced in a press release on April 20, 2016, the Board approved and implemented a discount-narrowing program for the Fund (the "Discount Narrowing Program"), which will take place over a nine–month period commencing on June 1, 2016 and ending on March 31, 2017. If the Fund's shares trade at an average market price discount from NAV of 10% or more during the last 90 days of the measurement period, the Board will:
(1)	authorize a tender offer for a stated portion of the Fund's outstanding shares;
(2)	submit to shareholders a proposal to reorganize the Fund with either an open-end or closed-end investment company; and/or
(3)	submit to shareholders a proposal to convert the Fund to an open-end investment company.
Furthermore, as part of the Discount Narrowing Program, the Board has authorized open-market share repurchases by the Fund for up to 10% of the Fund's outstanding shares in an effort to help address the Fund's discount.
Reasons for the Board's Recommendations:
1.	The Fund has Competitive Performance.
2.	The Shareholder Proposal Would Waste Fund Resources and Destroy the Fund.
How would an unlimited tender offer impact the Fund and its shareholders?
•	Conducting an unlimited tender offer could be costly to shareholders and adversely affect Fund performance. The Fund may have to liquidate all or a substantial portion of its outstanding preferred shares and/or unwind other forms of leverage (acquired at attractive prices) it currently employs.
•	The Fund's use of leverage can help supplement the Fund's total return. Reducing or eliminating the Fund's leverage will require it to liquidate securities in order to pay off its indebtedness, which could have adverse capital gains tax consequences for shareholders. Any underperformance by the Fund resulting from de-leveraging would therefore adversely affect shareholders.

1 Market price assumes reinvestment of distributions based on the dividend reinvestment plan.  NAV return assumes reinvestment of distributions based on NAV (net of fund expenses).  See the Fund's annual report for full information on expenses.  Performance data represents past performance, which does not guarantee future results.  Current performance may differ from figures shown.
2 Source:  Morningstar Direct.  Includes available data for 152 taxable fixed income closed-end funds as of August 31, 2016 with a median discount of 5.81%.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

How would liquidating or open-ending the Fund impact shareholders?
•
Liquidating the Fund entirely would impose costs on the Fund and potentially result in adverse tax consequences to shareholders.

Open-ending would require the Fund to eliminate its leverage, which can limit the Fund's ability to produce enhanced returns and pay competitive dividends.  The Fund would also incur potentially significant costs in transitioning to an open-end fund. As an open-end fund, the Fund may suffer a significant decrease in assets and increased volatility from redemptions. Liquidating portfolio securities through de-leveraging and redemptions could give rise to substantial adverse tax consequences to both redeeming and remaining shareholders. These factors would likely result in a substantial increase in the Fund's expense ratio and in the Fund paying lower dividends as an open-end fund.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

3.	Your Fund's Discount is Competitive with Other Closed-End Funds and a Discount Program Has Recently Been Implemented.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

4.	Your Fund Has a Unique Market Position and Remains Viable as a Closed‑End Fund.
•
The Shareholder Proposal takes a "scorched earth" approach to addressing the Fund's discount, one that virtually ensures the termination of the Fund as a closed-end fund, despite the Fund's competitive performance and single-digit discount. The Board, by contrast, would only recommend an unlimited tender offer, conversion to an open-end fund, or liquidation in the face of compelling circumstances, such as if there were serious concerns about the continuing viability of the Fund as a suitable long-term investment for shareholders. The Board does not believe that these circumstances are present in the case of your Fund.

Who is the Shareholder Proponent?
The Shareholder Proponent is Saba Capital Management, L.P., 405 Lexington Avenue, 58th Floor, New York, NY 10174. Neither the Fund, its Board nor management is responsible for the contents of the Shareholder Proposal or the Supporting Statement of the Shareholder Proponent.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FUND'S THREE TRUSTEE NOMINEES AND "AGAINST" PROPOSAL 2

NAME OF FUND	CUSIP	CLASS	TICKER
Franklin Limited Duration Income Trust	35472T101	Common	FTF
Franklin Limited Duration Income Trust	35472T200	Preferred - Series M
Franklin Limited Duration Income Trust	35472T309	Preferred - Series W
Franklin Limited Duration Income Trust	35472T408	Preferred – Series F

VOTING METHODS
PHONE:	To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card or voting instruction form.
MAIL:
To vote your proxy by mail, check the appropriate voting box on the White proxy card or voting instruction form, sign and date and return it in the enclosed postage-paid envelope. Do not return any gold proxy card you may receive.

TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card or voting instruction form.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card or voting instruction form.
Proxy Materials Are Available Online At:   www.proxyonline.com/docs/ftf2016